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SEVENTH AMENDMENT
TO THE
GEORGIA GULF CORPORATION
SAVINGS AND CAPITAL GROWTH PLAN

(As Amended and Restated Effective as of January 1, 1997)

        THIS AMENDMENT to the Georgia Gulf Corporation Savings and Capital Growth Plan, as amended and restated effective as of January 1, 1997 (the "Plan"), is made this 25th day of June, 2002 by Georgia Gulf Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company").

W I T N E S S E T H:

        WHEREAS, the Company sponsors and maintains the Plan for the exclusive benefit of certain of its employees and their beneficiaries and, pursuant to Section 12.2 thereof, the Company has the right to amend the Plan at any time;

        WHEREAS, the Company amended and restated the Plan in its entirety on June 2, 1999, to be effective as of January 1, 1997, and further amended the Plan on February 10, 2000, April 27, 2000, October 2, 2001, March 18, 2002, March 21, 2002 and March 28, 2002; and

        WHEREAS, the Company wishes to amend the Plan further at this time to reflect certain changes in the law that resulted from the Economic Growth and Tax Relief Reconciliation Act of 2001.

        NOW, THEREFORE, the Plan is hereby amended as follows, effective as of January 1, 2001:

1.

        Article I of the Plan is hereby amended by adding the following new Section 1.7A between Sections 1.7 and 1.8 thereof:

          "1.7A Available Compensation shall mean the amount of a Participant's Compensation for an applicable period that remains after it is reduced by the amount of all payroll deductions voluntarily elected by the Participant, or legally required to be withheld from the Participant's Compensation, including, without limitation, employee contributions for health benefit plans and other welfare benefit plans, charitable contributions, amounts withheld pursuant to garnishments or withholding orders, parking fees, repayments of loans under this Plan pursuant to Section 8.12, and federal, state, local and foreign taxes or insurance contributions."

2.

        Subsection (d) of Section 1.17 of the Plan is hereby amended by deleting the first sentence thereof in its entirety and inserting in its place the following sentence:

  "The annual Compensation of each Participant taken into account under the Plan for any Plan Year shall not exceed the applicable annual amount of compensation that may be taken into account under Code § 401(a)(17) for such Plan Year ($200,000 in 2002), as such amount is adjusted from time to time by the Secretary of the Treasury in accordance with applicable law."

3.

        Section 1.75 of the Plan is hereby restated in its entirety as follows:

          "1.75 Rollover Contributions shall mean cash contributions or direct transfers, if any, made by an Eligible Employee to the Plan, which qualify as an "eligible rollover distribution," within the meaning of Code § 402(c)(4), a rollover amount described in Code § 403(a)(4) or a rollover contribution described in Code § 408(d)(3) (provided that no amount in the individual retirement account and no part of the value of the individual retirement annuity from which the amount is distributed is attributable to any source other than a rollover contribution from an employee's trust described in Code § 401(a) that is exempt from tax under Code § 501(a) or from an annuity plan described in Code § 403(a) (and any earnings on such contribution)), and which would otherwise be partially or fully taxable to the Eligible Employee. Rollover Contributions shall also include amounts described in Code § 402(c)(9), provided that such amounts are also described in the first sentence of this Section 1.75. Rollover Contributions shall not include amounts distributed from an eligible deferred compensation plan described in Code § 457(b) or amounts distributed from annuity contracts described in Code § 403(b)."

4.

        Subsection (c) of Section 3.2 of the Plan is hereby restated in its entirety as follows:

          "(c)    Rollover Contributions.    Each Eligible Employee may, without regard to whether such Eligible Employee is a Participant under this Plan and subject to the consent of the Director based on satisfying the requirements of this subsection, make one or more Rollover Contributions, which shall be allocated to the Eligible Employee's Rollover Contributions Account. The Director shall have the right to reject any proposed Rollover Contribution that it determines in its sole judgment does not qualify as a Rollover Contribution under Section 1.75 of the Plan. Any Rollover Contributions accepted by the Director shall be promptly remitted to the Trustee to be held in a Rollover Contributions Account for the Eligible Employee's sole benefit, and shall be nonforfeitable at all times, but otherwise subject to all of the terms and provisions of this Plan. Rollover Contributions shall only be accepted as of a Valuation Date."

5.

        Subsection (a) of Section 3.5 of the Plan is hereby amended by deleting the second sentence thereof in its entirety and inserting in its place the following sentence:

  "The maximum Elective Contribution that may be elected by such Participant for any Plan Year shall not, when aggregated with the Voluntary Contribution elected, if any, by such Participant for such Plan Year, exceed 100% of such Participant's Compensation received during such Plan Year; provided, however, that if, for any paycheck, an Elective Contribution election would result in Elective Contributions and Voluntary Contributions, if any, that exceed the Participant's Available Compensation for such paycheck, then such election, together with the Participant's Voluntary Contribution election, if any, shall be void."

6.

        Section 3.5 of the Plan is hereby amended by adding the following new subsection (i) to the end thereof:

          "(i)     Catch-Up Elective Contributions.    All Participants who are eligible to make Elective Contributions under this Plan and who will attain at least age 50 before the close of the Plan Year shall be eligible to make catch-up Elective Contributions for said Plan Year and subsequent Plan Years in accordance with, and subject to the limitations of, Code § 414(v). Such catch-up Elective Contributions shall be taken into account as additional Elective Contributions for purposes of determining Matching Elective Contributions under Section 3.1(e), but shall not be taken into account for purposes of the provisions of this Plan implementing the required limitations of Code §§ 402(g) and 415. This Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code §§ 401(k)(3), 401(k)(11), 401(k)(12), 410(b) or 416, as applicable, by reason of permitting such catch-up Elective Contributions."

7.

        Subsection (a) of Section 3.6 of the Plan is hereby amended by deleting the second sentence thereof in its entirety and inserting in its place the following sentence:

  "The maximum Voluntary Contribution that may be elected by such Participant for any Plan Year shall not, when aggregated with the Elective Contribution elected, if any, by such Participant for such Plan Year, exceed 100% of such Participant's Compensation received during such Plan Year; provided, however, that if, for any paycheck, a Voluntary Contribution election would result in Voluntary Contributions and Elective Contributions, if any, that exceed the Participant's Available Compensation for such paycheck, then such election, together with the Participant's Elective Contribution election, if any, shall be void."

8.

        Article III of the Plan is hereby amended by (i) deleting Section 3.11 and any cross-references thereto throughout the Plan in their entirety, (ii) redesignating Sections 3.12 and 3.13 as Sections 3.11 and 3.12, respectively, and (iii) redesignating any cross-references to Sections 3.12 and 3.13 throughout the Plan as cross-references to Sections 3.11 and 3.12, respectively.

9.

        Subsection (d) of Section 4.3 of the Plan is hereby amended by deleting the reference therein to the dollar amount "$30,000" and inserting in its place the dollar amount "$40,000."

10.

        Paragraph (ii) of subsection (j) of Section 4.3 of the Plan is hereby amended by deleting the reference therein to the percentage "25%" and inserting in its place the percentage "100%."

11.

        Section 5.2 of the Plan is hereby amended by (i) redesignating subsections (b), (c), (d) and (e) thereof as subsections (c), (d), (e) and (f), respectively, (ii) redesignating any cross-references to the existing subsections (b), (c), (d) and (e) thereof throughout the Plan as cross-references to subsections (c), (d), (e) and (f), respectively, and (iii) inserting the following new subsection (b):

          "(b)    Vesting Schedule.    Subject to subsections (c) and (d) below, a Participant whose Forfeitable Account is not 100% vested under the provisions of subsection (a) above shall be vested in such Accounts in accordance with the following schedule:

Years of Vesting Service Earned by the Participant	Vested Percentage of the Participant in such Account
Less than 1	0%
1 Year	10%
2 Years	20%
3 Years	40%
4 Years	60%
5 Years	80%
6 or more Years	100%

12.

        Subsection (b) of Section 5.2 of the Plan, as redesignated above as subsection (c), is hereby amended by deleting the introductory clause thereof in its entirety and inserting in its place the following introductory clause:

          "(c)    Post-1988 and Pre-2002 Plan Year Vesting Schedule.    Subsection (b) above shall only apply to Participants who have at least one Hour of Service (as defined in subsection (a) of Section 1.46) in a Plan Year beginning after December 31, 2001; with respect to Participants who do not have at least one Hour of Service (as defined in subsection (a) of Section 1.46) in a Plan Year beginning after December 31, 2001, but who have at least one Hour of Service (as defined in subsection (a) of Section 1.46) in a Plan Year beginning after December 31, 1988, such a Participant whose Forfeitable Account is not 100% vested under the provisions of subsection (a) above shall be vested in such Accounts in accordance with the following schedule:"

13.

        Subsection (c) of Section 5.2 of the Plan, as redesignated above as subsection (d), is hereby amended by deleting the introductory clause thereof in its entirety and inserting in its place the following introductory clause:

          "(c)    Pre-1989 Plan Year Vesting Schedule.    Subsection (b) above shall only apply to Participants who have at least one Hour of Service (as defined in subsection (a) of Section 1.46) in a Plan Year beginning after December 31, 2001, and subsection (c) above shall only apply to Participants who do not have at least one Hour of Service (as defined in subsection (a) of Section 1.46) in a Plan Year beginning after December 31, 2001, but who have at least one Hour of Service (as defined in subsection (a) of Section 1.46) in a Plan Year beginning after December 31, 1988; with respect to all other Participants, such a Participant whose Forfeitable Account is not 100% vested under the provisions of subsection (a) above shall be vested in such Accounts in accordance with the following schedule:"

14.

        Paragraph (i) of subsection (c) of Section 8.7 of the Plan is hereby restated in it entirety as follows:

          "(i)    Cash-Outs.    If the value of a Participant's entire vested Account balances, excluding his Rollover Contributions Account, does not exceed $5,000 on the date of the Participant's termination of employment, this Section 8.7 shall not be applicable to a distribution of such entire vested Account balances as a single lump sum."

15.

        Section 8.8 of the Plan is hereby restated in its entirety as follows:

          "8.8    Code § 401(k)(2)(B) Restrictions.    Notwithstanding the provisions of this Article VIII to the contrary, a Participant's Accounts shall not be distributed prior to:

          (a)   the Participant's "severance from employment" (within the meaning of Code § 401(k)(2)(B)(i)(I));

          (b)   the Participant's attainment of age 59 1/2;

          (c)   the Participant's incurrence of a "hardship" (within the meaning of Treas. Reg. §1.401(k)-1(d)(2)(iv)); or

          (d)   the termination of the Plan without establishment or maintenance by the Employer of a successor plan (within the meaning of Treas. Reg. §1.401(k)-1(d)(3));

  For purposes of subsection (d) above, the distribution must be a lump sum distribution that satisfies the requirements of Treas. Reg. § 1.401(k)-1(d)(5). This Section 8.8 shall not be interpreted to allow distributions at a time or in a form that is not otherwise provided for in this Article VIII. The provisions of this Section shall be interpreted in accordance with the requirements of Code § 401(k)(2)(B) and any regulations promulgated thereunder."

16.

        Section 8.10 of the Plan is hereby amended by adding the following subsection (e) to the end thereof:

          "(e)    Elective Contributions Following a Hardship Distribution.    After receiving the hardship distribution, the Participant shall be prohibited from making Elective Contributions and Voluntary Contributions under this Plan and elective contributions and employee contributions under any other plan of his Employer or under an otherwise legally enforceable agreement (including all qualified and nonqualified deferred compensation, stock option and stock purchase plans maintained by such Employer, but not including health or welfare benefit plans or the mandatory employee contribution portion of any defined benefit plan) for at least 6 months following receipt of the hardship distribution (at least 12 months following receipt of the hardship distribution, in the case of distributions that are made before January 1, 2002); and notwithstanding Sections 3.5 of this Plan, the maximum Elective Contributions pursuant to Code §402(g) which may be otherwise made by the Participant for the taxable year of the Participant following the taxable year in which the Participant receives the hardship distribution shall be reduced by the amount of the Participant's Elective Contributions for the taxable year in which the Participant received the hardship distribution."

17.

        Paragraph (i) of subsection (b) of Section 8.13 of the Plan is hereby restated in its entirety as follows:

          "(i) Eligible retirement plan shall mean an individual retirement account described in Code § 408(a), an individual retirement annuity described in Code § 408(b) (other than an endowment contract), a qualified trust described in Code § 401(a) that is a defined contribution plan and the terms of which permit the acceptance of rollover distributions, an annuity plan described in Code § 403(a) the terms of which permit the acceptance of rollover distributions, an eligible deferred compensation plan described in Code § 457(b) that is maintained by an eligible employer described in Code section 457(e)(1)(A) and the terms of which permit the acceptance of rollover distributions, and an annuity contract described in Code § 403(b) the terms of which permit the acceptance of rollover distributions."

18.

        Paragraph (v) of subsection (a) of Section 14.1 of the Plan is hereby restated in its entirety as follows:

          "(a) For purposes of this subsection (a), any Qualified Nonelective Contributions and Matching Contributions shall be taken into account; however, Qualified Matching Contributions shall not be taken into account."

19.

        Paragraphs (i) and (ii) of subsection (a) of Section 14.2 of the Plan are hereby restated in their entirety as follows:

          "(i)  If a member of the Controlled Group maintains one or more defined contribution plans (including any simplified employee pension plan) and a member of the Controlled Group has never maintained any defined benefit plan which during the 5-year period ending on the Determination Date has or had accrued benefits, the Top-Heavy Ratio for this Plan alone, or for the Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of the account balances of all Key Employees under the aggregated defined contribution plan or plans as of the Determination Date, and the denominator of which is the sum of all Account balances of all Participants as of the Determination Date, both computed in accordance with Code § 416 and the regulations thereunder. For purposes of this paragraph (i) and paragraph (ii) below, both the numerator and the denominator of the Top-Heavy Ratio are adjusted by adding back the amount of any distribution of an account balance or an accrued benefit made in the 1-year period ending on the Determination Date and any contribution not actually made but required to be taken into account under Code § 416 as of the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code § 416(g)(2)(A)(i). In the case of a distribution made for a reason other than separation from service, death, or disability, the second preceding sentence shall be applied by substituting a "5-year period" for the "1-year period" described therein.

          (ii)   If a member of the Controlled Group maintains one or more defined contribution plans (including any simplified employee pension plan) and a member of the Controlled Group maintains or has maintained one or more defined benefit plans which during the 5-year period ending on the Determination Date has or had any accrued benefits, the Top-Heavy Ratio for any Required or Permissive Aggregation Group, as appropriate, is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all Key Employees, determined in accordance with paragraph (i) above, and the present value of accrued benefits under the aggregated defined benefit plans for all Key Employees, as of the Determination Date, and the denominator of which is the sum of the account balances under the aggregated defined contribution plans for all Participants, as determined in accordance with paragraph (i) above, and the present value of accrued benefits under the aggregated defined benefit plans for all Participants as of the Determination Date, all determined in accordance with Code § 416 and the regulations thereunder."

20.

        Paragraph (iii) of subsection (a) of Section 14.2 of the Plan is hereby amended by deleting the third sentence thereof in its entirety and inserting in its place the following sentence:

  "If an individual has not performed an Hour of Service for any Employer maintaining the Plan at any time during the 1-year period ending on the Determination Date, any accrued benefit for such individual (and the Account of such individual) shall not be taken into account in determining the Top-Heavy Ratio."

21.

        Subsection (f) Section 14.2 of the Plan is hereby restated in its entirety as follows:

          "(f)    Key Employee.    Any Employee or former Employee (and the Beneficiaries of such Employee) who at any time during the Plan Year was (i) an officer of a member of the Controlled

  Group if such individual's annual Compensation exceeds $130,000 (as adjusted by the Secretary of the Treasury for years beginning after December 31, 2002 for increases in the cost of living); (ii) a 5-percent owner of the Employer; or (iii) a 1-percent owner of the Employer who has an annual Compensation of more than $150,000. For purposes of clause (i) of the preceding sentence, no more than 50 employees (or, if lesser, the greater of 3 or 10 percent of the Employees) shall be treated as officers. Annual Compensation means Compensation as defined in Code § 415(c)(3), including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludible from the Employee's gross income under Code §§ 125, 402(e)(3), 402(h), or 132(f). The determination of who is a Key Employee will be made in accordance with Code § 416(i)(1) and the regulations thereunder."

22.

        All other provisions of the Plan not inconsistent herewith are hereby ratified and confirmed.

        IN WITNESS WHEREOF, this Seventh Amendment to the Plan has been executed and the seal of the Company affixed hereto on the day and year first written above.

COMPANY:
GEORGIA GULF CORPORATION
		By:	/s/ JOEL I. BEERMAN
		Title:	Vice President, General Counsel and Secretary
ATTEST:
By:	/s/ SHAWNA E. AVILA
Title:	Paralegal

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SEVENTH AMENDMENT TO THE GEORGIA GULF CORPORATION SAVINGS AND CAPITAL GROWTH PLAN
(As Amended and Restated Effective as of January 1, 1997)